As filed with the Securities and Exchange Commission on May 7, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERACTIVE BROKERS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0390693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Pickwick Plaza
Greenwich, Connecticut 06830
(Address of Principal Executive Offices) (Zip Code)

Interactive Brokers Group, Inc. 2007 Stock Incentive Plan

(Full title of the plan)

Thomas Peterffy

Chairman, Chief Executive Officer and President

One Pickwick Plaza

Greenwich, Connecticut 06830

(Name and address of agent for service)

(203) 618-5800

(Telephone number, including area code, of agent for service)

With a copy to:

Adam M. Fox

Dechert LLP

30 Rockefeller Plaza

New York, NY  10112

(212) 698-3500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	9,200,000	$32.64	$300,288,000	$9,218.84

(1)          Pursuant to Rule 416, this registration statement also covers  additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)          Pursuant to Rules 457(c) and (h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Global Select Market on May 4, 2007.

i

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II.

Item 3.                                   Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated herein by reference and made a part hereof:

(a)           The Registrant’s Prospectus dated May 3, 2007 and filed with the Commission on May 4, 2007, pursuant to Rule 424(b) under the Securities Act; and

(b)           The description of the Registrant’s Common Stock in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 2, 2007, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any further amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                   Description of Securities.

Not applicable.

Item 5.                                   Interests of Named Experts and Counsel.

Earl H. Nemser, the Registrant’s vice chairman and one of its directors, is also Special Counsel to the law firm of Dechert LLP, which has rendered legal services to the Registrant and its subsidiaries, including IBG LLC, since 2005. Prior to joining Dechert LLP, Mr. Nemser served as Special Counsel to Swidler Berlin Shereff Friedman LLP from 1995 to December 2004, which had rendered legal services to IBG LLC during 2003 and 2004.

Item 6.                                   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7.                                   Exemption from Registration Claimed.

Not applicable.

Item 8.                                   Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on April 4, 2007 (File No. 333-138955)).

3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Registrant on November 27, 2006 (File No. 333-138955)).

5.1	Opinion of Dechert LLP.

10.1

Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on April 4, 2007 (File No. 333-138955)).

23.1	Consent of Dechert LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney of directors and certain officers of the Registrant (included on Signature Page).

Item 9.                                   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on May 7, 2007.

INTERACTIVE BROKERS GROUP, INC.

By:	/s/ PAUL J. BRODY
Paul J. Brody
Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below constitute and appoint Thomas Peterffy, Earl H. Nemser and Paul J. Brody, and each of them, his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ THOMAS PETERFFY	President, Chief Executive Officer	May 7, 2007
Thomas Peterffy	and Chairman of the Board of
Directors (Principal Executive
Officer)
/s/ EARL H. NEMSER	Vice Chairman and Director	May 7, 2007
Earl H. Nemser

Signature	Capacity	Date
/s/ PAUL J. BRODY	Chief Financial Officer, Treasurer,	May 7, 2007
Paul J. Brody	Secretary and Director (Principal
Financial and Accounting Officer)

/s/ MILAN GALIK	Senior Vice President, Software	May 7, 2007
Milan Galik	Development and Director

/s/ PHILIP D. DEFEO	Director	May 7, 2007
Philip D. DeFeo

EXHIBIT INDEX

Exhibit Number	Description
3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on April 4, 2007 (File No. 333-138955)).

3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Registrant on November 27, 2006 (File No. 333-138955)).

5.1	Opinion of Dechert LLP.

10.1

Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on April 4, 2007 (File No. 333-138955)).

23.1	Consent of Dechert LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney of directors and certain officers of the Registrant (included on Signature Page).